EXHIBIT 14

                          ALL AMERICAN SPORTPARK, INC.

                                 CODE OF ETHICS
                            (Adopted March 26, 2008)

                                General Philosophy

The honesty, integrity and sound judgement of our employees, officers and directors is essential to the Company's reputation and success.

This Code of Ethics governs the actions and working relationships of the Company's employees, officers and directors with current and potential customers, consumers, fellow employees, competitors, government, the media, and anyone else with whom the Company has contact. These relationships are essential to the success of the Company.

This Code of Ethics:

Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

Requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with governmental and regulatory agencies.

Requires compliance with applicable laws, rules and regulations.

Addresses potential or apparent conflicts of interest and provides guidance for employees, officers and directors to communicate those conflicts to The Company.

Addresses misuse or misapplication of the Company's property and corporate opportunities.

Requires the highest level of confidentiality and fair dealing within and outside the Company environment.

Requires reporting of any illegal behavior.

Conflicts of Interest

A "conflict of interest" occurs when your private interest interferes or appears to interfere in any way with the interests of the Company. You are expected to avoid all situations that might lead to a real or apparent conflict between your self-interest and your duties and responsibilities as an employee, officer or director of. Any position or interest, financial or otherwise, which could conflict with your performance as an employee, officer or director of the Company, or which affects or may affect your independence or judgement concerning transactions between the Company, its customers, suppliers or competitors or otherwise reflects negatively on the Company would be considered a conflict of interest.



Confidentiality

Nonpublic information regarding the Company or its businesses, employees, customers and suppliers is confidential. As an employee, officer or director of the Company, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of the Company, including family and friends, or with other employees who do not need the information to carry out their duties. You may be required to sign a specific confidentiality agreement in the course of your employment at the Company. You remain under an obligation to keep all information confidential even if your employment with the Company ends.

The following is a non-exclusive list of confidential information:

(i) Trade secrets, which include any business or technical information, such as formula, program, method, technique, compilation or information that is valuable because it is not generally known.

(ii) All rights to any invention or process developed by an employee using Company facilities or trade secret information, resulting from any work for the Company, or relating to the Company's business, is considered to be "work-for-hire" under the United States copyright laws and shall belong to the Company.

(iii) Proprietary information such as customer lists and customers confidential information.

Corporate Opportunities

Using confidential information about the Company or its businesses, employees, officers, directors, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

Title 18 U.S. Code, Section 215, makes it a criminal offense for any the Company employees to corruptly:

(i) solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of the Company; or

(ii) accept anything of value (other than normal authorized compensation) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

Employees, officers and directors are prohibited from:

(i) Personally benefitting from opportunities that are discovered through the use of Company property, contacts, information or position.

(ii) Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or the Company's interest.

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(iii)   Soliciting, demanding, accepting or agreeing to accept, anything of value from any person in conjunction with the performance of your employment or duties at the Company.

(iv) Acting on behalf of the Company in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

(i) Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $100 from any one individual in any calendar year.

(ii) Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

(iii) Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it.

Insider Trading

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the Company's common stock or other security while in possession of information concerning the Company that has not been released to the general public, but which when released may have an impact on the market price of the Company's common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public information concerning such company. Any questions concerning the propriety of participating in a stock or other security transaction should be directed to the President of the Company.

Outside Business Relationships

Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, you should notify your immediate supervisor.

Directors should disclose all new directorships or potential directorships to the Chairman of the Board of Directors in order to avoid any conflicts of interest and to maintain independence.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at the Company. Before agreeing to participate in any civic or political activities, you should contact your immediate supervisor.

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Employees who are considering outside employment should notify their manager or supervisor. Managers will review outside employment requests for potential conflicts of interest.

Fair Dealing

Each employee, officer and director should undertake to deal fairly with the Company's customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement(s) with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. Copies of such agreement should be provided to Human Resources to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of the Company.

Protection and Proper Use of the Company's Property

All employees, officers and directors should protect the Company's property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact the Company's profitability, reputation and success. Permitting the Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in
an unauthorized manner is strictly prohibited.    Employees, officer and
directors may not use corporate, bank or other official stationary for personal purposes.

Compliance with Laws, Rules and Regulations

This Code of Ethics is based on the Company's policy that all employees, officers and directors comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

Reporting of Illegal or Unethical Behavior

The Company recognizes that its customers must have faith and confidence in the honesty and character of its employees, officers and directors. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions the Company must take regarding any known, or suspected, crime involving the affairs of the Company. In particular, fraud is an element of business that can significantly affect the reputation and success of the Company.




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The Company requires its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving the Company or its employees. If, during the course of employment, you have any concerns or complaints regarding questionable accounting, internal accounting controls or auditing matters, you should submit a complaint to the appropriate party. Reporting the activity will not subject the employee to discipline absent a knowingly false report. Complaints may be submitted on a confidential, anonymous basis.

Administration and Waiver of Code of Ethics

This Code of Ethics shall be administered and monitored by the Company's President. Any questions and further information on this Code of Ethics should be directed to the President.

All managers and direct supervisors are responsible for reviewing this Code of Ethics with their subordinates each time a new edition of the Code of Ethics is published.

Employees, officers and directors of the Company are expected to follow this
Code of Ethics at all times.   Generally, there should be no waivers to this
Code of Ethics, however, rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the President with the advice of its corporate counsel. However, waivers for directors and executive officers must be determined by the board of directors. For members of the board of directors and executive officers, the board of directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be promptly disclosed as required by applicable SEC and other reporting rules.

Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including, immediate termination of employment.
















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